Exhibit 99.3

TransMontaigne Partners L.P.
Unaudited Pro Forma Combined Financial Statements

Introduction

Our unaudited pro forma combined statement of operations for the year ended December 31, 2007 assumes that the following transactions occurred on January 1, 2007:

•                  The acquisition of 22 refined petroleum products terminaling facilities and associated real property, improvements, easements, licenses and permits along the Colonial and Plantation Pipelines (“Southeast terminals”) from TransMontaigne Inc. for a cash payment of approximately $118.6 million;

•                  Borrowings under our senior secured credit facility of $118.6 million to finance the acquisition of the Southeast terminals;

•                  The execution of a terminaling services agreement with Morgan Stanley Capital Group Inc. for the throughput of refined petroleum products at certain of our Southeast terminals; and

•                  The execution of an amended and restated omnibus agreement with TransMontaigne Inc. and Partners’ general partner for the provision of various general and administrative services for the management of Partners’ assets and an annual insurance reimbursement for premiums on insurance policies covering Partners’ assets.

The accompanying pro forma combined statement of operations should be read together with the historical consolidated financial statements of TransMontaigne Partners L.P., which are included in its Annual Report on Form 10-K for the year ended December 31, 2007 that was filed with the Securities and Exchange Commission on March 10, 2008.  The accompanying pro forma combined statement of operations was derived by adjusting the historical consolidated statement of operations of TransMontaigne Partners L.P.  The pro forma combined statement of operations is based on currently available information and certain estimates and assumptions that we believe are reasonable under the circumstances.  The pro forma results of operations are not necessarily indicative of the results of future operations and, therefore, the actual results of operations in the future may differ from the pro forma results of operations.

The acquisition of the Southeast terminals from TransMontaigne Inc. has been recorded at carryover basis in a manner similar to a reorganization of entities under common control.  Therefore, the results of operations of the Southeast terminals are included in the historical consolidated statement of operations of TransMontaigne Partners L.P. from September 1, 2006 (the date of acquisition by Morgan Stanley Capital Group Inc. of TransMontaigne Inc., including our general partner).  The results of operations of the Southeast terminals for the period September 1, 2006 through December 31, 2006 and for the year ended December 31, 2007 are included in the historical consolidated statements of operations of TransMontaigne Partners L.P. presented in its Annual Report on Form 10-K for the year ended December 31, 2007.

The accompanying unaudited pro forma combined statement of operations for the year ended December 31, 2007 does not give effect to any anticipated cost savings or other financial benefits expected to result from the acquisition of the Southeast terminals.

TransMontaigne Partners L.P.
Unaudited Pro Forma Combined Statement of Operations
Year ended December 31, 2007
(in thousands, except per unit amounts)

	TransMontaigne Partners L.P.	Southeast Terminals	Consolidated	Adjustments		Pro Forma
Revenues	$85,649	$46,002	$131,651	$(1,001	)(a)	$130,650

Direct operating costs and expenses	(36,985)	(23,701)	(60,686)	—		(60,686)
Direct general and administrative expenses	(2,991)	—	(2,991)	—		(2,991)
Allocated general and administrative expenses	(6,976)	(2,925)	(9,901)	(129	)(b)	(10,030)
Allocated insurance expense	(1,620)	(1,217)	(2,837)	(13	)(c)	(2,850)
Reimbursement of bonus awards	(1,125)	—	(1,125)	—		(1,125)
Depreciation and amortization	(13,317)	(8,115)	(21,432)	—		(21,432)
Operating income	22,635	10,044	32,679	(1,143)		31,536
Other income (expense):
Interest income	214	—	214	—		214
Interest expense	(6,515)	—	(6,515)	(8,895	)(d)	(15,410)
Amortization of deferred financing costs	(1,236)	—	(1,236)	(206	)(e)	(1,442)
Net earnings (loss)	$15,098	$10,044	25,142	$(10,244)		14,898
Less:
Net earnings attributable to predecessor			(10,044)			—
General partner interest in net earnings			(302)			(298)

Net earnings allocable to limited partners			$14,796			$14,600

Net earnings per limited partners’ unit—basic			$1.42			$1.40

Net earnings per limited partners’ unit—diluted			$1.42			$1.40
Weighted average limited partners’ units outstanding—basic			10,400			10,400
Weighted average limited partners’ units outstanding—diluted			10,401			10,401

See accompanying notes to unaudited pro forma combined statement of operations.

TransMontaigne Partners L.P.
Notes to Unaudited Pro Forma Combined Statement of Operations

The accompanying unaudited pro form combined statement of operations and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions.  Therefore, actual results of operations in the future could differ materially from the pro forma results of operations.

Effective December 31, 2007, we acquired from TransMontaigne Inc. 22 refined petroleum products terminaling facilities and associated real property, improvements, easements, licenses and permits along the Colonial and Plantation Pipelines (“Southeast terminals”) for a cash payment of approximately $118.6 million. The acquisition of the Southeast terminals by us from TransMontaigne Inc. has been recorded at carryover basis in a manner similar to a reorganization of entities under common control. Therefore, the results of operations of the Southeast terminals for the period September 1, 2006 through December 31, 2006 and for the year ended December 31, 2007 are included in the historical consolidated statements of operations of TransMontaigne Partners L.P. presented in its Annual Report on Form 10-K for the year ended December 31, 2007.

At December 31, 2007, our basis in the assets and liabilities of the Southeast terminals are as follows:

	December 31, 2007	September 1, 2006
Cash	$5	$5
Trade accounts receivable	—	2,277
Prepaid expenses and other	973	762
Property, plant and equipment	172,526	167,931
Other assets, net	33	33
Trade accounts payable	—	(2,197)
Due to TransMontaigne Inc.	(221)	—
Other accrued liabilities	(5,269)	(373)
Equity	$168,047	$168,438

Pro Forma Adjustments

(a)             On December 31, 2007, we executed a terminaling services agreement with Morgan Stanley Capital Group Inc. for the handling of refined petroleum products at certain of our Southeast terminals.  Had our terminaling services agreement with Morgan Stanley Capital Group Inc. been effective January 1, 2007, our revenue for the year ended December 31, 2007 would have decreased by the following:

Decrease in revenue due to lower rates charged on volumes handled during the first year of the agreement and sharing of product gains	$(2,969)
Increase in revenue due to escalating rates charged over the term of the agreement	1,968
Net decrease in revenue	$(1,001)

(b)            On December 31, 2007, we executed an omnibus agreement with TransMontaigne Inc. and our general partner for the provision of various general and administrative services for the management of our assets.  Had the omnibus agreement been effective January 1, 2007, our allocated general and administrative expenses would have increased by approximately $129,000 for the year ended December 31, 2007.

(c)             On December 31, 2007, we executed an omnibus agreement with TransMontaigne Inc. and our general partner that provides for an insurance reimbursement for premiums on insurance policies covering our assets.  Had the omnibus agreement been effective January 1, 2007, our allocated insurance expenses would have increased by approximately $13,000 for the year ended December 31, 2007.

(d)            Reflects interest expense at 7.5% on the additional borrowings under our senior secured credit facility of $118.6 million to finance the acquisition of the Southeast terminals.  Should the actual interest rate increase or decrease by 50 basis points, pro forma interest expense would increase or decrease by $593,000 for the year ended December 31, 2007.

(e)             Reflects additional amortization expense related to the $0.8 million of additional deferred financing costs incurred to borrow funds under our senior secured credit facility to finance the acquisition of the Southeast terminals.